Exhibit (a)(5)(C)

Aurora Capital Partners Announces Completion of the Tender Offer For All Outstanding Shares of Sharps Compliance Corp.

LOS ANGELES, California, August 22, 2022 –Aurora Capital Partners (“Aurora”), a leading middle-market private equity firm, today announced the successful completion of the previously commenced all-cash tender offer by Aurora’s affiliate, Raven Houston Merger Sub, Inc. (“Purchaser”) to purchase all of the issued and outstanding shares of common stock (the “Shares”) of Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous waste, for $8.75 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

The tender offer expired one minute after 11:59 p.m., New York City time, on August 19, 2022 (the “Expiration Date”).  As of the Expiration Date, a total of 16,830,657 Shares were validly tendered and not withdrawn from the tender offer, representing approximately 82% of the number of Shares that are issued and outstanding as of the Expiration Date on a fully diluted basis.  As of such Expiration Date, all conditions to the tender offer have been satisfied or waived.  Purchaser has accepted for payment, and expects to promptly pay for, all such Shares validly tendered and not validly withdrawn in accordance with the terms of the tender offer.

As a result of its acceptance of the Shares tendered in the tender offer, Purchaser has acquired a sufficient number of Shares to close the merger of Purchaser with and into Sharps without the affirmative vote of the Sharps remaining public stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. The parties expect to consummate the merger on August 23, 2022.  In connection with the merger, the remaining outstanding Shares will be converted into the right to receive $8.75 per share in cash, without interest and subject to any required withholding taxes (which is the same amount per Share paid in the tender offer). As a result of the tender offer and the merger, Sharps will become a privately-held company and Sharps common stock will cease trading on the NASDAQ.

About Aurora Capital Partners

Aurora Capital Partners is a leading Los Angeles-based private equity firm with over $4.5 billion in assets under management. Founded in 1991, the firm focuses principally on control investments in middle-market companies with leading market positions, stable industry dynamics, attractive business model characteristics and actionable opportunities for growth in partnership with management. Aurora provides unique resources to its portfolio companies through its Strategy & Operations Program and its team of experienced operating advisors. Aurora’s investors include leading public and corporate pension funds, endowments and foundations active in private equity investing. For more information about Aurora Capital Partners, visit: www.auroracap.com.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance Corp. (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information in this press release contains certain forward-looking statements relating to the transactions between Purchaser and Sharps, strategic and other potential benefits of the transactions, and other statements about Aurora’s, Purchaser’s or Sharps’ future expectations, beliefs, goals, plans or prospects that are based on current beliefs, expectations and assumptions made by, and information currently available to, the management of Aurora, Purchaser  and Sharps on the date of this press  release. When used in this press release, the words "may," “could,” “position,” "plan," “potential,” “designed,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import are intended to identify forward-looking statements. Such statements reflect known and unknown risks, uncertainties, and assumptions related to certain factors including, without limitation, those risks and uncertainties described under the heading “Risk Factors” in Sharps’ periodic reports on file with the U.S. Securities and Exchange Commissions (“SEC”).  These statements speak only as of the date of this press release and are based on Aurora’s, Purchaser’s and Sharp’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions; changes in facts and other circumstances and uncertainties concerning the transactions; and other factors set forth from time to time in Sharps’ SEC filings, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents filed by Aurora, Purchaser and Sharps, as applicable. None of Sharps, Aurora, Purchaser or any of their affiliates undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, subsequent events, circumstances or otherwise, except as may be required by any applicable securities laws.

For more information contact:

For Aurora Capital Partners

ASC Advisors
Steve Bruce / Taylor Ingraham
Phone: (203) 992-1230
Email: sbruce@ascadvisors.com / tingraham@ascadvisors.com